Exhibit (l)(4)

PURCHASE AGREEMENT

BlackRock Allocation Target Shares (the “Registrant”), a Delaware statutory trust, on behalf of its series BATS: Series V Portfolio (the “Fund”) and BlackRock Financial Management, Inc. (the “Purchaser”), a Delaware corporation, hereby agree as follows:

1.        The Registrant hereby offers the Purchaser and the Purchaser hereby purchases one share of the Fund (the “Share”) for $10 per Share. The Registrant hereby acknowledges receipt from the Purchaser of funds in full payment for the foregoing Share.

2.        The Purchaser represents and warrants to the Registrant that the foregoing Share is being acquired for investment purposes and not with a view to the distribution thereof.

[Remainder of page intentionally left blank]

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 29th day of April, 2021.

BLACKROCK ALLOCATION TARGET SHARES, on behalf of BATS: Series V Portfolio

By:	/s/ John M. Perlowski
Name: John M. Perlowski
Title: President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Janey Ahn
Name: Janey Ahn
Title: Managing Director

[Signature Page to Purchase Agreement of BATS: Series V Portfolio]